STATE OF TENNESSEE

COUNTY OF RUTHERFORD

Limited Power of Attorney

Know all men by these presents that the undersigned, Stephen F. Flatt, of Nashville, Tennessee, does hereby make, constitute and appoint Ann S. Benson as my true and lawful attorney-in-fact for me and in my name, place and stead, and on my behalf and for my use and benefit authorizing her to solely:

Sign any Securities and Exchange Commission ("SEC") documents reporting the purchase or sale of the equity securities of National HealthCare Corporation from time to time, including but not limited to SEC Forms 3, 4 and 5. This Power of Attorney shall lapse upon my resignation or termination as an officer of National HealthCare Corporation.

Date: June 20, 2005 s/Stephen F. Flatt

Stephen F. Flatt

Sworn to and certified before me, a Notary Public

in and for said County and State, on this the 20th day

of June, 2005.

s/Barbara Harris

Notary Public

My Commission expires: 8-20-07